UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2012

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32349

Bermuda
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

441 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

On August 23, 2012, Signet Jewelers Limited ("Signet") issued a press release announcing its results for the second quarter ending on July 28, 2012 ("Q2 Fiscal 2013"). A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01   Regulation FD Disclosure.

On August 23, 2012, Signet posted its Q2 Fiscal 2013 Results presentation on its website.  A copy of one slide from the presentation is being furnished as Exhibit 99.2 and is incorporated herein by reference.

The information set forth in Exhibit 99.1 and Exhibit 99.2 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits

99.1                 Press release of Signet Jewelers Limited, dated August 23, 2012.

99.2                 Presentation slide of Signet Jewelers Limited, dated August 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                              SIGNET JEWELERS LIMITED
Date:  August 23, 2012

                                                                                                                           By:     /s/RonaldRistau_____________
                                                                                                                                      Name: Ronald Ristau
                                                                                                                                 Title:   Chief Financial Officer

EXHIBIT INDEX

99.1                 Press release of Signet Jewelers Limited, dated August 23, 2012.

99.2                 Presentation slide of Signet Jewelers Limited, dated August 23, 2012.

SIGNET REPORTS RECORD SECOND QUARTER EPS OF $0.85

KAY SAME STORE SALES INCREASE 12.5%

HAMILTON, Bermuda, August 23, 2012- Signet Jewelers Limited ("Signet") (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and UK, today reported sales and earnings growth for the 13 and 26 weeks ended July 28, 2012 ("Q2 Fiscal 2013" or "second quarter of Fiscal 2013").

                                                                                  Q2 Fiscal 2013
· Same store sales	up 7.1%
· Operating income	$110.9 million, up 8.4%
· Diluted earnings per share	$0.85, up 11.8%

Mike Barnes, Chief Executive Officer, commented: "We delivered strong second quarter results driven by a 12.5% increase in same store sales at Kay and positive same store sales in the UK.  This combined with expansion in operating margin drove a double digit increase in earnings per share.  I would like to thank all at Signet who contributed to these results.

As we begin the second half of the year, we remain focused on delivering an exceptional customer experience with exciting merchandise programs, new enhanced marketing programs, and further development of our digital sales capabilities; as always, driven by our talented team.  We believe these strengths leave us well positioned to deliver our objectives for the year."

Fiscal 2013 guidance:

· Guidance is being provided principally due to the complexity of calendar shifts occurring in Fiscal 2013

     -   Same store sales in the third quarter are expected to be in the low to mid single digit range, which includes the impact of a one-time watch event at Jared in the third quarter of Fiscal
                           2012.  Fully diluted earnings per share are expected to range from $0.34 - $0.38 based on an estimated 81.0 million weighted average shares outstanding.

     -   Fiscal 2013 is a 53 week year with the 53rd week occurring in the Company's fiscal fourth quarter.  The additional week is expected to increase sales by approximately $50 million.
           However, this will have a negative impact on the same store sales calculation for the fourth quarter and fiscal year as the sales in the comparable calendar week were $89.3 million, which included a promotional event ahead of Valentine's Day that shifts into Fiscal 2014.  As we previously stated, this additional week is expected to result in an operating loss of $2 million -
                           $4 million, reflecting advertising expense which remains in Fiscal 2013 and the calendar shift that impacts sales.

Sales highlights:

·         In the second quarter of Fiscal 2013, Signet's same store sales were up 7 .1%, compared to an increase of 9.9% in the 13 weeks ended July 30, 2011 ("second quarter of Fiscal 2012").  Total sales were $853.9 million as compared to $797.6 million in the second quarter of Fiscal 2012, up $56 .3 million or 7.1%, compared to an increase of 10.8% in the second  quarter of Fiscal
     2012.  eCommerce sales were $24.2 million as compared to $17.3 million in the second quarter of Fiscal 2012, up $6.9 million or 39.9%.

               -    In the US division, sales were $701.9 million as compared to $643.0 million in the second quarter of Fiscal 2012, up $58.9 million or 9.2%.  Same store sales increased 8.2% compared to an increase of 12.2% in the second quarter of Fiscal 2012, driven by strong results for Mother's Day, which included a promotional timing change and continued favorable customer response to our merchandise offering, including branded differentiated and exclusive merchandise and bridal.

        -    In the UK division, sales were $152.0 million as compared to $154.6 million in the second quarter of Fiscal 2012, down $2.6 million or 1.7%.  Same store sales increased 2.1%
                             compared to an increase of 1.4% in the second quarter of Fiscal 2012, driven by branded jewelry, watches and the bridal category.

Q2 Fiscal 2013	Change from previous year
	Same		Total sales at	Exchange	Total	Total
	store	Store space	constant	translation	sales as	sales
	sales	impact, net	exchange rates1	impact1	reported	(millions)
Kay	12.5%	1.4%	13.9%	-	13.9%	$418.6
Jared	2.4%	1.6%	4.0%	-	4.0%	$222.4
Regional brands	3.1%	(4.4)%	(1.3)%	-	(1.3)%	$60.9
US division	8.2%	1.0%	9.2%	-	9.2%	$701.9
H.Samuel	0.1%	(0.4)%	(0.3)%	(3.0)%	(3.3)%	$78.7
Ernest Jones2	4.4%	(1.2)%	3.2%	(3.1)%	0.1%	$73.3
UK division	2.1%	(0.7)%	1.4%	(3.1)%	(1.7)%	$152.0
Signet	7.1%	0.6%	7.7%	(0.6)%	7.1%	$853.9
__________
1.  Non-GAAP measure.
2.  Includes stores selling under the Leslie Davis nameplate.

Q2 Fiscal 2013 selected financial highlights:

· In the second quarter of Fiscal 2013, gross margin was $311.2 million or 36.4% of sales as compared to $294.8 million or 37.0% of sales in the second quarter of Fiscal 2012.

     -   Gross margin dollars in the US increased $21.3 million compared to the second quarter of Fiscal 2012, as the impact of increased sales was partially offset by a decrease in gross merchandise margin of 20 basis points primarily due to changes in the sales mix.  The US net bad debt to US sales ratio was relatively consistent at 4.5% as compared to 4.4% in the second quarter of Fiscal 2012.

     -   Gross margin dollars in the UK decreased by $4.9 million as compared to the second quarter of Fiscal 2012, primarily as a result of a decrease in gross merchandise margin of 210 basis points caused by customers' preference for promotional merchandise and merchandise mix, which were partially offset by lower store occupancy expenses.

·         Selling, general and administrative expenses were $240.3 million or 28.1% of sales as compared to $224.5 million or 28.2% of sales in the second quarter of Fiscal 2012.  The decrease of 10 basis points reflected control of store expenses partially offset by increased advertising expenses

·         Other operating income, net was $40.0 million or 4.7% of sales as compared to $32.0 million or 4.0% of sales in the second quarter of Fiscal 2012.  This increase primarily reflected interest income earned from higher outstanding receivable balances and a change in the mix of finance programs selected by customers.

· Operating income increased to $110.9 million or 13.0% of sales as compared to $102.3 million or 12.8% of sales in the second quarter of Fiscal 2012.

- In the US division, operating income was $117.3 million or 16.7% of sales as compared to $104.4 million or 16.2% of sales in the second quarter of Fiscal 2012.

- In the UK division, operating loss was $0.3 million or (0.2)% of sales as compared to operating income of $2.8 million or 1.8% of sales in the second quarter of Fiscal 2012.

·         Income tax expenses were $39.5 million as compared to $33.5 million in the second quarter of Fiscal 2012. The effective tax rate was 35.8% as compared to 33.6% in the second quarter of
     Fiscal 2012, which included the recognition of $1.9 million of previously unrecognized tax benefits.

· Net income was $70.7 million or 8.3% of sales as compared to $66.3 million or 8.3% of sales in the second quarter of Fiscal 2012.

·         Diluted earnings per share increased $0.09 to $0.85 as compared to $0.76 in the second quarter of Fiscal 2012, up 11.8%. The weighted average diluted number of common shares outstanding was 83.0 million as compared to 87.1 million in the second quarter of Fiscal 2012.

Balance Sheet Highlights at July 28, 2012:

· Cash and cash equivalents were $237.5 million as compared to $440.2 million at July 30, 2011, with the major reason for the change being the execution of the share repurchase program.

·         Signet repurchased 4,469,149 shares in the second quarter of Fiscal 2013 at an average cost of $43.97.  In the 26 weeks ended July 28 2012, Signet repurchased 6,425,296 shares at an average cost of $44.70,, which represents 7.4% of the shares outstanding at the start ofthe fiscal year.  In the prior year comparable periods, no share repurchases were executed.  On July 17,
     2012, Signet announced that its Board of Directors had authorized a $50 million increase in the existing repurchase program, which expires in January 2014, bringing the total authorization to
               $350 million, of which $50.1 million remained available as of July 28, 2012.

·         Net accounts receivable were $1,032.2 million, up 13.8% as compared to $906.8 million as of July 30, 2011, reflecting both higher sales and a greater participation of in-house customer financing , which increased by 190 basis points to 57.5% as compared to 55.6% as of the 26 weeks ended July 30, 2011.

·         Net inventories were $1,312.8 million, up by 9.1% as compared to $1,202.8 million as of July 30, 2011.  The increased level of inventory reflected primarily the impact of higher diamond and gold costs, partially offset by management actions to improve inventory turn.

·         Signet operated 1,845 stores (US division: 929 Kay stores, 184 Jared stores and 210 regional brand stores; UK division: 328 H.Samuel stores and 194 Ernest Jones stores) versus 1,850 stores
     (US division: 910 Kay stores, 180 Jared stores and 224 regional brand stores; UK division: 336 H.Samuel stores and 200 Ernest Jones stores) a year ago.  Further information on Signet is available at www.signetjewelers.com.See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

Conference Call
There will be a conference call today at 8.30 a.m. Eastern Time (1.30 p.m. BST and 5.30 a.m. Pacific Time) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com.  The slides are available to be downloaded from the website ahead of the conference call.  To help ensure the conference call begins in a timely manner, all participants should dial in 5 to 10 minutes prior to the scheduled start time.  The call details are:

US dial-in:	+1 (646) 254 3367	Access code: 1445765
European dial-in:	+44(0)20 7784 1036	Access code: 1445765

A replay of the conference call and a transcript of the call will be posted on Signet's website as soon as is practical after the call has ended.

Enquiries:	Tim Jackson, Investor Relations Director, Signet Jewelers	+1 (441) 296 5872

Press:	Alecia Pulman, ICR, Inc	+1 (203) 682 8224
	Jonathan Glass, Brunswick	+44 (0)20 7404 5959

Key Investor Relations Events

Goldman Sachs Consumer Conference, New York
Signet will be taking part in the Goldman Sachs Consumer Conference in New York on Thursday, September 6, 2012.  Present will be Mike Barnes, Chief Executive Officer, and Ronald Ristau, Chief Financial Officer.  A link to the question and answer session, which is scheduled for 9.45 a.m. Eastern Time, will be available on www.signetjewelers.com.

Citi Consumer Conference, London, UK
Signet will be attending the Citi Consumer Conference, in London, UK on Tuesday, September 11, 2012.  Present will be Tim Jackson, Investor Relations Director.

IR Day and Store Visits, New York
Signet will be hosting an IR Day and store visits for professional investors in New York on Monday, October 1, 2012.  Details are available on
www.signetjewelers.com.

Third Quarter Results
The third quarter results for the 13 weeks ending October 28, 2012 are expected to be announced on Tuesday, November 20, 2012.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates.  The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet's business, financial market risks, deterioration in consumers' financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the "Risk Factors" section of Signet's Fiscal 2012 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 22, 2012.  Actual results may differ materially from those anticipated in such forward-looking statements.  Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Condensed Consolidated Income Statements
(Unaudited)
($ millions, except per share amounts)

	13 weeks ended		26 weeks ended
	July 28,	July 30,	July 28,	July 30,
	2012	2011	2012	2011

Sales	853.9	797.6	1,753.9	1,684.9
Cost of sales	(542.7)	(502.8)	(1,089.0)	(1,040.4)

Gross margin	311.2	294.8	664.9	644.5
Selling, general and administrative expenses	(240.3)	(224.5)	(504.8)	(488.3)
Other operating income, net	40.0	32.0	80.2	64.8

Operating income	110.9	102.3	240.3	221.0
Interest expense, net	(0.7)	(2.5)	(1.6)	(3.4)

Income before income taxes	110.2	99.8	238.7	217.6
Income taxes	(39.5)	(33.5)	(85.5)	(75.9)

Net income	70.7	66.3	153.2	141.7

Earnings per share: basic	$0.86	$0.77	$1.82	$1.64
diluted	$0.85	$0.76	$1.81	$1.63

Weighted average common shares outstanding: basic	82.6	86.3	84.1	86.1
diluted	83.0	87.1	84.7	86.9

Dividends declared per share	$0.12	-	$0.24	-

Condensed Consolidated Balance Sheets
(Unaudited)
($ millions)

	July 28,	January 28,	July 30,
	2012	2012	2011

Assets

Current assets:
Cash and cash equivalents	237.5	486.8	440.2
Accounts receivable, net	1,032.2	1,088.2	906.8
Other receivables	40.4	44.3	29.4
Other current assets	71.6	92.0	91.5
Deferred tax assets	1.8	0.9	1.6
Inventories	1,312.8	1,304.1	1,202.8

Total current assets	2,696.3	3,016.3	2,672.3

Non-current assets:
Property and equipment, net of accumulated depreciation of $709.8 million (January 28, 2012: $681.0 million; July 30, 2011: $684.3 million)	392.0	383.4	374.8
Other assets	72.6	71.7	62.5
Deferred tax assets	120.3	108.5	107.9
Retirement benefit asset	37.8	31.5	30.0

Total assets	3,319.0	3,611.4	3,247.5

Liabilities and shareholders' equity

Current liabilities:
Loans and overdrafts	-	-	13.1
Accounts payable	136.4	182.6	137.5
Accrued expenses and other current liabilities	257.5	308.4	236.5
Deferred revenue	145.3	154.1	135.9
Deferred tax liabilities	124.7	135.0	105.3
Income taxes payable	57.0	77.9	44.7

Total current liabilities	720.9	858.0	673.0

Non-current liabilities:
Other liabilities	105.2	100.3	95.8
Deferred revenue	381.9	374.0	359.5

Total liabilities	1,208.0	1,332.3	1,128.3

Shareholders' equity:
Common shares of $0.18 par value: authorized 500 million shares, 80.9 million shares issued and outstanding (January 28, 2012: 86.9 million shares issued and outstanding; July 30, 2011: 86.9 million shares issued and outstanding)	15.7	15.6	15.5
Additional paid-in capital	231.2	230.9	210.8
Other reserves	235.2	235.2	235.2
Treasury shares at cost: 6.3 million shares (January 28, 2012: 0.3 million shares; July 30, 2011: 0.0 million shares)	(281.1)	(12.7)	-
Retained earnings	2,085.0	1,969.3	1,804.0
Accumulated other comprehensive loss	(175.0)	(159.2)	(146.3)

Total shareholders' equity	2,111.0	2,279.1	2,119.2

Total liabilities and shareholders' equity	3,319.0	3,611.4	3,247.5

Condensed Consolidated Statements of Cash Flows
(Unaudited)
($ millions)

	13 weeks ended		26 weeks ended
	July 28,	July 30,	July 28,	July 30,
	2012	2011	2012	2011

Cash flows from operating activities
Net income	70.7	66.3	153.2	141.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	23.6	22.5	46.7	45.0
Pension	(2.8)	(2.9)	(5.4)	(5.6)
Share-based compensation	3.0	4.3	7.1	7.0
Deferred taxation	(9.3)	(1.9)	(12.8)	(2.4)
Facility amendment fees amortization and charges	0.1	1.4	0.2	1.6
Other non-cash movements	(1.4)	(0.4)	(1.4)	(0.5)
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(7.4)	(2.7)	56.1	29.3
Decrease/(increase) in other receivables and other assets	3.2	(5.8)	3.1	6.1
Decrease in other current assets	2.9	0.3	7.2	8.4
Decrease/(increase) in inventories	8.4	17.8	(17.2)	(6.5)
(Decrease)/increase in accounts payable	(18.8)	(7.1)	(46.5)	10.8
Increase/(decrease) in accrued expenses and other liabilities	9.0	1.5	(53.0)	(45.8)
Decrease in deferred revenue	(3.6)	(7.5)	(0.9)	(4.0)
Increase/(decrease) in income taxes payable	4.7	1.4	(20.9)	6.1
Effect of exchange rate changes on currency swaps	0.5	(0.4)	1.3	0.9

Net cash provided by operating activities	82.8	86.8	116.8	192.1

Investing activities
Purchase of property and equipment	(36.2)	(25.4)	(54.8)	(38.3)

Net cash used in investing activities	(36.2)	(25.4)	(54.8)	(38.3)

Financing activities
Dividends	(10.3)	-	(19.0)	-
Proceeds from exercise of share options	0.3	0.4	5.4	4.4
Repurchase of common shares	(196.5)	-	(287.2)	-
Net settlement of equity based awards	(2.5)	-	(10.8)	-
Credit facility fees paid	-	(1.4)	-	(1.6)
Repayment of short-term borrowings	-	(14.3)	-	(18.3)

Net cash used in financing activities	(209.0)	(15.3)	(311.6)	(15.5)

Effect of exchange rate changes on cash and cash equivalents	0.9	-	0.3	(0.2)

Cash and cash equivalents at beginning of period	399.0	394.1	486.8	302.1
(Decrease)/increase in cash and cash equivalents	(162.4)	46.1	(249.6)	138.3

Cash and cash equivalents at end of period	237.5	440.2	237.5	440.2

Building for the Future

ð Objective to deliver 10% plus operating margin by Fiscal 2015 in the UK
ð Build on market leadership
ð Expand the brand portfolio
ð Rationalize real estate portfolio
ð Restructure the operating costs